Exhibit 99.1

WorldHeart Receives Notice from The Nasdaq Stock Market
Regarding Non-Compliance with the Minimum Bid Price Rule

Oakland, CA — June 20, 2006: (NASDAQ: WHRT, TSX: WHT) - World Heart Corporation (“WorldHeart” or the “Company”) today announced that it had received a notice from the Listing Qualifications Department of The Nasdaq Stock Market stating that for the last 30 consecutive business days, the bid price of the Company’s common shares has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”). The notice further states that pursuant to Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days (or until December 18, 2006) to regain compliance. If, at anytime before December 18, 2006, the bid price of the Company’s common shares closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company may regain compliance with the Marketplace Rules.

The Nasdaq staff may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days (but generally no more than 20 consecutive business days) before determining that the Company has demonstrated the ability to maintain long-term compliance. The notice indicates that, if compliance with the Minimum Bid Price Rule is not regained by December 18, 2006, the Nasdaq staff will provide written notification that the Company’s common shares will be delisted, and at the time the Company may appeal the staff’s determination to a Listing Qualifications Panel.

The notice also states that, alternatively, the Company may apply to transfer its common stock to The Nasdaq Capital Market if the Company satisfies the requirements for initial inclusion on The Nasdaq Capital Market, other than the Minimum Bid Price Rule. If the application is approved, the Company will be afforded the remainder of The Nasdaq Capital Market’s additional 180-day compliance period to regain compliance with the Minimum Bid Price Rule while on The Nasdaq Capital Market.

About World Heart Corporation
WorldHeart is a global technology leader in mechanical circulatory support systems, dedicated to working with physicians to provide reliable, long-term mechanical circulatory support products and services to the broadest patient population through technology, leadership and innovation. The Company is headquartered in Oakland, California, with additional facilities in Salt Lake City, Utah and in Heesch, Netherlands. WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks in product development and market acceptance of and demand for the Company’s products; possible delisting from The Nasdaq Stock Market if compliance with the Minimum Bid Price Rule is not regained; and other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2005.